UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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SUNESIS PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUNESIS PHARMACEUTICALS, INC.
341 Oyster Point Boulevard
South San Francisco, CA  94080

April 27, 2007

Dear Stockholder:

We cordially invite you to attend the annual stockholders meeting of Sunesis Pharmaceuticals, Inc. The meeting will be held on Tuesday, June 5, 2007, at 10:00 a.m., local time, at our headquarters located at 341 Oyster Point Boulevard, South San Francisco, California.

The notice of annual meeting and proxy statement accompanying this letter describe the business to be acted upon at the meeting. Our Annual Report on Form 10-K for 2006 is also enclosed. To ensure that your shares are represented at the meeting, you are urged to vote as described in the accompanying proxy statement.

Thank you for your support.

Sincerely,

Daniel N. Swisher, Jr.
Chief Executive Officer and President

SUNESIS PHARMACEUTICALS, INC.
341 Oyster Point Boulevard
South San Francisco, CA  94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 5, 2007

To the Stockholders of Sunesis Pharmaceuticals, Inc.:

The 2007 annual meeting of stockholders of Sunesis Pharmaceuticals, Inc. will be held on Tuesday, June 5, 2007 at 10:00 a.m., local time, at our headquarters located at 341 Oyster Point Boulevard, South San Francisco, California, for the following purposes:

1.                to elect four (4) directors to serve for three-year terms; and

2.                to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

All stockholders of record at the close of business on April 9, 2007 are entitled to notice of and to vote at this meeting and any adjournment or postponement thereof. The list of stockholders will be available for examination for ten days prior to the annual meeting at our offices.

You are requested to complete, sign and date the enclosed proxy card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States.

Our Annual Report on Form 10-K for 2006 is enclosed.

By Order of the Board of Directors,

South San Francisco, California	Valerie L. Pierce
April 27, 2007	Corporate Secretary

SUNESIS PHARMACEUTICALS, INC.
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 5, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished to our stockholders in connection with the solicitation of proxies by the Board of Directors of Sunesis Pharmaceuticals, Inc. for our annual meeting of stockholders, or the Annual Meeting, to be held on June 5, 2007, and any adjournment or postponement thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders. Our principal executive offices are located at 341 Oyster Point Boulevard, South San Francisco, California 94080. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and this proxy statement and the accompanying proxy card are first being distributed to stockholders on or about April 27, 2007.

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the Board of Directors will be borne by us. In addition to the solicitation of proxies by use of the mails, we may utilize the services of certain of our officers and employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by mail, telephone and electronic means from brokerage houses and other stockholders. Also, we have retained American Stock Transfer & Trust Company, or  AST, to aid in the distribution and solicitation of proxies. AST will receive a customary fee as well as reimbursement for certain expenses, all of which will be paid by us.

Voting Rights and Outstanding Shares

As of April 9, 2007, we had outstanding 29,474,297 shares of common stock. The common stock is the only type of security entitled to vote at the Annual Meeting. Each share of common stock entitles the holder of record thereof at the close of business on April 9, 2007 to notice of, and to vote on each of the matters to be voted upon, at the Annual Meeting. There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the Annual Meeting. Cumulative voting is not available and each share of common stock is entitled to one vote.

Quorum and Voting Requirements

In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxy. Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. Broker non-votes are not deemed to be entitled to vote for purposes of determining whether stockholder approval of a matter has been obtained. As a result, broker non-votes are not included in the tabulation of voting results on any proposal. The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. An automated system administered by AST will tabulate all votes cast at the Annual Meeting.

Voting Procedures

You are requested to complete, sign and date the enclosed proxy card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States. Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the election of the director nominees listed in Proposal No. 1. With respect to any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof and submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxyholder.

If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker, bank or other nominee may have authority to vote your shares on matters deemed routine, such as the election of directors. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee.

Your vote is important. Accordingly, please complete, sign and return the accompanying proxy card whether or not you plan to attend the meeting in person.

You may revoke your proxy at any time before it is actually voted at the meeting by:

•       delivering written notice of revocation to our Corporate Secretary at 341 Oyster Point Boulevard, South San Francisco, California 94080, or in person at the Annual Meeting;

•       submitting a later dated proxy; or

•       attending the meeting and voting in person.

Your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder.

PROPOSAL NO. 1

ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS

Our Board of Directors consists of ten (10) members and is divided into three classes of directors serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until their resignation or removal or their successors are duly elected and qualified. In accordance with our certificate of incorporation and bylaws, our Board of Directors may fill existing vacancies on the Board of Directors by appointment.

The term of office of the Class II directors will expire at the Annual Meeting. There are four (4) directors eligible for nomination for the upcoming three-year term. Proxies cannot be voted for more than four persons. The four nominees for Class II director are Anthony B. Evnin, Ph.D., Steven D. Goldby, Homer L. Pearce, Ph.D. and James A. Wells, Ph.D., all of whom currently serve as Class II directors and were previously appointed by our Board of Directors. Each nominee has indicated his willingness to serve if elected. There are currently three Class III directors, whose terms expire at the annual meeting of stockholders in 2008, and three Class I directors, whose terms expire at the annual meeting of stockholders in 2009.

The following table sets forth information as of March 31, 2007 with respect to our continuing directors, including the four persons nominated for election at the Annual Meeting.

Name	Age	Director Since
James W. Young, Ph.D.	63	2000
Daniel N. Swisher, Jr.	44	2003
Anthony B. Evnin, Ph.D.(1)(2)	66	1998
Stephen P.A. Fodor, Ph.D.(3)	53	2001
Matthew K. Fust(1)(3)	42	2005
Steven D. Goldby(1)(2)	67	2001
Jonathan S. Leff(2)	38	2000
Homer L. Pearce, Ph.D.(3)	54	2006
David C. Stump, M.D	57	2006
James A. Wells, Ph.D.	56	1998

(1)          Member of the Audit Committee.

(2)          Member of the Compensation Committee.

(3)          Member of the Nominating and Corporate Governance Committee.

The principal occupations and positions for at least the past five years of our continuing directors, including the director nominees are as follows:

Class II Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2010

Anthony B. Evnin, Ph.D. has been with Venrock Associates, a venture capital firm, since 1974 and is currently a General Partner. He is currently a member of the Board of Directors of Coley Pharmaceutical Group, Inc., Icagen, Inc., Infinity Pharmaceuticals, Inc., Memory Pharmaceuticals Corp., Pharmos Corporation and Renovis, Inc., each a biopharmaceutical company. He holds an A.B. in Chemistry from Princeton University and a Ph.D. in Chemistry from Massachusetts Institute of Technology.

Steven D. Goldby has served as Chairperson and Chief Executive Officer of Symyx Technologies, Inc., a material sciences company, since July 1998. From 1982 to 1997, Mr. Goldby served as Chief Executive Officer of MDL Information Systems, Inc. From 1968 to 1973, Mr. Goldby held various management positions at ALZA Corporation, including President of ALZA Pharmaceuticals. Mr. Goldby holds a B.S. in Chemistry from the University of North Carolina and a J.D. from Georgetown University Law Center.

Homer L. Pearce, Ph.D. has served in various capacities at Eli Lilly & Company since joining the company in 1979, including Vice President, Cancer Research and Clinical Investigation from 1994 to 2002 and Fellow, Cancer Research, Lilly Research Laboratories from 2002 to March 2006. Since August 2006, Dr. Pearce has served as a consultant to our company. He is member of the American Association for Cancer Research, the American Chemical Society and the American Association for the Advancement of Science. Dr. Pearce holds a B.S. from Texas A&M University and a Ph.D. from Harvard University.

James A. Wells, Ph.D. is a co-founder of our company. From April 1998 to August 2005, he served as our President and Chief Scientific Officer. Since August 2005, Dr. Wells has served as Chairman of our Scientific Advisory Board and as a consultant to our company. He is a Professor of Pharmaceutical Chemistry and Cellular and Molecular Pharmacology and Director of the Small Molecule Discovery Center at the University of California, San Francisco. He has published more than 100 peer-reviewed scientific papers and has been named inventor on more than 50 issued or filed patents. He has won a number of research awards including the Pfizer Award in Enzyme Chemistry given by the American Chemical Society in 1990, the DuVignead award given by the American Peptide Society in 1998, the Aviv Award given by the Protein Society in 1998 and the Hans Neurath Award given by the Protein Society in 2003. In 1999, he was elected as a Member to the U.S. National Academy of Sciences. Dr. Wells holds a B.A. in Biochemistry from the University of California at Berkeley and a Ph.D. in Biochemistry from Washington State University and was a Damon Runyon-Walter Winchell Post-doctoral Fellow in the Biochemistry Department at Stanford University.

Class III Directors Whose Terms Will Expire in 2008

Jonathan S. Leff has served as a Partner of Warburg, Pincus & Co., which is the Managing Partner of Warburg Pincus LLC, and as a Managing Director and Member of Warburg Pincus LLC since January 2000. Mr. Leff served as a Vice President of Warburg Pincus LLC from January 1999 to December 1999 and as an Associate from July 1996 to December 1998. Mr. Leff serves on the Board of Directors of Allos Therapeutics, Inc., a biopharmaceutical company, Altus Pharmaceuticals Inc., a biopharmaceutical company, Intermune, Inc., a biopharmaceutical company, Neurogen Corporation, a small molecule drug discovery and development company, and ZymoGenetics Inc., a biotherapeutic company. Mr. Leff holds a B.A. in Government from Harvard University and an M.B.A. from the Stanford Graduate School of Business.

Matthew K. Fust has been Chief Financial Officer at Jazz Pharmaceuticals, Inc., a pharmaceutical company, since May 2003. From May 2002 to May 2003, Mr. Fust was Chief Financial Officer at Perlegen Sciences, Inc., a biotechnology company. From June 1996 to January 2002, Mr. Fust was with ALZA Corporation, a pharmaceutical company, first as Controller and then as Chief Financial Officer. Mr. Fust holds a B.A. in Accounting from the University of Minnesota and an M.B.A. from Stanford Graduate School of Business.

Daniel N. Swisher, Jr. has served as our Chief Executive Officer and a member of our Board of Directors since December 2003 and as our President since August 2005. From December 2001 to December 2003, he served as our Chief Business Officer and Chief Financial Officer. From June 1992 to September 2001, Mr. Swisher served in various management roles, including Senior Vice President of Sales and Marketing for ALZA Corporation. Mr. Swisher holds a B.A. in History from Yale University and an M.B.A. from the Stanford Graduate School of Business.

Class I Directors Whose Terms Will Expire in 2009

Stephen P.A. Fodor, Ph.D. is founder, Chairman, and Chief Executive Officer of Affymetrix, Inc., a biotechnology company. He is also a co-founder of Perlegen Sciences, Inc., a biotechnology company, and has served as Chairman of Perlegen’s Board of Directors since the company’s inception. Dr. Fodor previously held various positions at the Affymax Research Institute from 1989 to 1992, where he led the development of the GeneChip Technology. Dr. Fodor holds an M.S. in Biochemistry from Washington State University and an M.A. and a Ph.D. in Chemistry from Princeton University.

David C. Stump, M.D. is Executive Vice President, Drug Development, at Human Genome Sciences, Inc. and has served at the company since November 1999. Prior to joining Human Genome Sciences, Dr. Stump held roles of increasing responsibility at Genentech, Inc., from 1989 to 1999, most recently as Vice President, Clinical Research and Genentech Fellow. Prior to joining Genentech, Dr. Stump was an Associate Professor of Medicine and Biochemistry at the University of Vermont. Since September 2006, Dr. Stump has served as a consultant to our company. Dr. Stump holds an A.B. from Earlham College and an M.D. from Indiana University, and did his residency and fellowship training in internal medicine, hematology, oncology and biochemistry at the University of Iowa.

James W. Young, Ph.D. has served as our Executive Chairman since May 2000. From May 2000 to November 2003, Dr. Young served as our Chief Executive Officer. In April 2006, he joined 5AM Ventures, a Venture Capital Firm, as a Venture Partner. From September 1995 to March 2000, Dr. Young served as Vice President for Research, as Senior Vice President, Research and Development, and as Group Vice President at ALZA Corporation, a provider of drug delivery solutions. From September 1992 to August 1995, Dr. Young served as Senior Vice President for Business Development and as President of the Pharmaceuticals Division of Affymax, N.V. From September 1987 to August 1992, he served as Senior Vice President for Business Development and as Senior Vice President and General Manager of the Pharmaceuticals Division at Sepracor Inc. Dr. Young holds a B.S. in Chemistry from Fordham University and a Ph.D. in Organic Chemistry from Cornell University.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE DIRECTOR NOMINEES
NOMINATED IN THIS PROPOSAL NO. 1.

Board of Directors and its Committees

Our Board of Directors held four meetings during 2006. Each director who served on the Board during 2006 attended at least 75% of all Board and applicable committee meetings during 2006.

The laws and rules governing public companies and the Nasdaq listing requirements oblige our Board of Directors to determine the independence of its members, discuss certain aspects of its corporate governance and discuss in detail certain aspects of its various committees. Accordingly, our Board of Directors has determined that Drs. Evnin, Fodor, Pearce and Stump and Messrs. Fust, Goldby and Leff, which individuals constitute a majority of our Board of Directors, are independent (as independence is currently defined by Nasdaq listing standards).

Our Board of Directors has three standing committees:  the Audit Committee; the Compensation Committee and the Equity Compensation Committee which is a subcommittee; and the Nominating and Corporate Governance Committee. Each of these three standing committees has a written charter approved by our Board of Directors that reflects the applicable standards and requirements adopted by the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market LLC, or Nasdaq. A copy of each charter can be found on our website, www.sunesis.com, under the section titled “Investors and Media” and under the subsection “Corporate Governance.”

Audit Committee.   Our Audit Committee is responsible for, among other things:

•       overseeing the accounting and financial reporting processes of our company and the audits of our financial statements;

•       assisting our Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the performance of our internal audit function;

•       interacting directly with and evaluating the performance of the independent registered public accounting firm, including determining whether to engage or dismiss the independent registered public accounting firm and monitoring the independent registered public accounting firm’s qualifications and independence; and

•       preparing the report required by the SEC rules to be included in our annual proxy statement.

The Audit Committee is chaired by Mr. Fust, and also includes Dr. Evnin and Mr. Goldby, all of whom are independent within the meaning of applicable SEC and Nasdaq rules. Mr. Goldby became a member of the Audit Committee in September 2006. Until September 2006, Mr. Leff was a member of the Audit Committee. The Board of Directors has designated Mr. Fust as the Audit Committee financial expert, as such term is currently defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee held eight meetings during 2006. For additional information concerning the Audit Committee, please see the section captioned “Audit Committee Report.”

Compensation Committee.   Our Compensation Committee is responsible for, among other things:

•       assisting our Board of Directors in discharging its responsibilities with respect to officer, employee, consultant and director compensation, including making recommendations to our Board of Directors regarding non-employee director compensation;

•       approving and evaluating our executive compensation plans, policies and programs, including determining the compensation of our chief executive officer, other officers, non-officer employees and consultants;

•       supervising the administration of our stock option plans, employee stock purchase plan and other compensation and incentive programs, and administering any plans and programs designed and intended to provide compensation for our officers; and

•       commencing in 2006, reviewing and discussing the Compensation Discussion and Analysis report prepared by our management to consider whether to recommend that it be included in our annual proxy statement.

The Compensation Committee is chaired by Dr. Evnin, and also includes Messrs. Goldby and Leff, all of whom are independent within the meaning of applicable Nasdaq rules. Each member of the Compensation Committee is an “outside” director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Compensation Committee held eight meetings during 2006. For additional information concerning the Compensation Committee, please see the section captioned “Compensation Discussion and Analysis Report.”

Equity Compensation Committee.   Our Compensation Committee has the authority to delegate to one or more subcommittees to the extent allowed by applicable law. In 2006, the Board of Directors created the Equity Compensation Committee which consists of our Chief Executive Officer, Dr. Swisher, as its sole member. The Equity Compensation Committee is authorized to administer and grant stock option awards (excluding Vice Presidents and above) for new employees and consultants based on the Equity Award Guidelines prepared and authorized in advance by the Compensation Committee. On a monthly basis, the Equity Compensation Committee awards new employee and consultant stock option grants using the Equity Award Guidelines and then reports such grants to the Compensation Committee no less frequently than quarterly. The Equity Compensation Committee held five meetings during 2006.

Nominating and Corporate Governance Committee.   Our Nominating and Corporate Governance Committee is responsible for, among other things:

•       recommending to our Board of Directors the composition and operations of our Board of Directors;

•       identifying individuals qualified to serve as members of our Board of Directors, and identifying and recommending that our Board of Directors select the director nominees for the next annual meeting of stockholders and to fill vacancies;

•       recommending to our Board of Directors the responsibilities of each Board committee, the composition and operation of each Board committee, and the director nominees for assignment to each Board committee; and

•       overseeing our Board of Directors’ annual evaluation of its performance and the performance of other board committees.

From January until September, 2006, the Nominating and Corporate Governance Committee was chaired by Mr. Goldby, and also included Dr. Fodor, both of whom are independent within the meaning of applicable SEC and Nasdaq rules.  The Nominating and Corporate Governance Committee held several meetings during this period in relation to (i) the nomination of Drs. Pearce and Stump to our Board of Directors, and (ii) the Board of Directors’ self-assessment of its effectiveness for the preceding year.

The membership of the Nominating and Corporate Governance Committee was changed in September, 2006.  The Committee is now chaired by Dr. Fodor, and also includes Mr. Fust and Dr. Pearce, all of whom are independent within the meaning of applicable SEC and Nasdaq rules.

Nominations Process

The Nominating and Corporate Governance Committee identifies director nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service of existing members of the Board of Directors with that of obtaining new perspectives. If any member of the Board of Directors does not wish to continue in service or the Nominating and Corporate Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee consistent with the Nominating and Corporate Governance Committee’s criteria for Board of Directors service. Current members of the Board of Directors and management are polled for their recommendations. The Nominating and Corporate Governance Committee may also retain external advisors to identify qualified candidates.

The Nominating and Corporate Governance Committee evaluates director candidates based upon a number of criteria:

•       diversity of background so that the Board of Directors consists of members with a broad spectrum of experience and expertise;

•       reputation for integrity;

•       experience in positions with a high degree of responsibility;

•       leadership role in the companies or institutions with which he or she is affiliated; and

•       contributions that he or she can make to our company.

The Nominating and Corporate Governance Committee also takes into account the competency of the Board of Directors as a whole in the following areas:  (i) industry knowledge, (ii) accounting and finance, (iii) business judgment, (iv) management, (v) leadership, (vi) business strategy, (vii) corporate governance, and (viii) risk management. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

In the case of a nominee to a committee of the Board of Directors, the candidate must also satisfy requirements set forth by applicable Nasdaq and SEC rules and regulations.  In addition, nominees for membership on our standing committees must satisfy the selection criteria specified in the relevant committee charter.

On June 21, 2006, we announced that Russell Hirsch, M.D., Ph.D., tendered his resignation from the Board of Directors, effective immediately. On June 29, 2006, we announced that the Board of Directors had appointed both Drs. Stump and Pearce as a Class I and Class II member, respectively, of the Board.

The Nominating and Corporate Governance Committee will consider stockholders’ nominations for directors only if written notice is timely received by the Corporate Secretary at 341 Oyster Point Boulevard, South San Francisco, California 94080, and contains the information required, in accordance with our bylaws. To be timely, notice must be received not less than 120 days prior to the first anniversary of the date on which we first mailed a proxy statement to stockholders in connection with the preceding year’s annual meeting, unless the date of the annual meeting has been changed by more than 30 days from the date of the prior year’s meeting, in which case notice must be received not later than the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by writing, e-mailing or calling our Investor Relations department at Sunesis Pharmaceuticals, Inc., 341 Oyster Point Boulevard, South San Francisco, California 94080, Attention: Eric Bjerkholt, Senior Vice President, Corporate Development and Finance, telephone:  (650) 266-3717, bjerkholt@sunesis.com. Our Senior Vice President, Corporate Development and Finance and/or General Counsel will review all such communications and will forward to the Chairperson of the Audit Committee of the Board of Directors all communications that raise an issue appropriate for consideration by our Board of Directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Annual Meeting Attendance

We currently do not have a policy regarding the attendance of directors at our annual meetings of stockholders.  However, it is expected that, absent compelling circumstances, several directors will be in attendance. We held our first annual meeting of stockholders on June 19, 2006. Prior to September 2005, we were not a publicly traded company.

Limitations of Liability and Indemnification

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•       any breach of the director’s duty of loyalty to us or to our stockholders;

•       acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•       unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•       any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.

Under our bylaws, we are also empowered to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We have entered into indemnification agreements with our directors, executive officers and others. Under these agreements, we are required to indemnify them against expenses, judgments, fines and amounts paid in settlement (if such settlement is approved in advance by us), and in each case, to the extent actually and reasonably incurred in connection with any actual or threatened proceeding, if any of them may be made a party to such proceeding because he or she is or was one of our directors or officers. We are obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, we are obligated to pay these amounts only if the officer or director had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC.

Based solely on a review of the copies of reports furnished to us, we believe that during the year ended December 31, 2006, our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements, except:

•       one Form 4 that was filed late by Homer L. Pearce, Ph.D. on July 17, 2006, to report his initial grant of options of our stock after being appointed a director on our Board of Directors;

•       one Form 4 that was filed late by David C. Stump, M.D. on July 17, 2006, to report his initial grant of options of our stock after being appointed a director on our Board of Directors; and

•       one Form 4 that was filed late by Anthony B. Evnin, Ph.D., on June 22, 2006, to report a grant of refresher stock options for his services as a director on our Board of Directors.

Director Compensation

The following information outlines the compensation paid to our Non-Employee Directors, including annual board and committee retainer fees and various consulting fees for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation	Change in Pension value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Anthony B. Evnin, Ph.D.	21,234		21,628		—	—	—	42,862
Stephen P.A. Fodor, Ph.D.	18,959		51,151		—	—	—	70,110
Matthew K. Fust	21,359		163,418		—	—	—	184,777
Steven D. Goldby	19,842		38,284		—	—	—	58,126
Russell C. Hirsch, M.D., Ph.D(3)	0		1,220		—	—	—	1,220
Jonathan S. Leff	17,442		21,628		—	—	—	39,070
James A. Wells, Ph.D.	40,355	(4)(5)	86,275	(6)	—	—	—	126,630
Homer L. Pearce Ph.D.	25,567	(7)	31,931		—	—	—	57,498
David C. Stump M.D.	21,480	(8)	31,931		—	—	—	53,411

(1)          In 2006, each non-employee director was eligible to receive an annual cash retainer fee of $20,000 per year, plus an additional $3,000 per year for serving as a member of a committee or $5,000 for serving as the chair of the committee. The initial annual director and committee payments were made for the period of September 27, 2005 through September 27, 2006. The second annual director and committee payments were pro-rated for the period of July 1, 2006 through June 30, 2007.

(2)          Amounts shown do not reflect compensation received by the non-employee directors. These amounts reflect financial statement compensation expense recognized by us in 2006 for a portion of the current and previous years option awards to directors. Reference is made to Note 12 “Stock-Based Compensation” in our Form 10-K for the periods ended December 31, 2006, which identifies assumptions made in the valuation of option awards in accordance with FAS 123R. In 2006, our non-employee directors received annual, automatic, non-discretionary grants of nonqualified stock options to purchase 10,000 shares of our common stock at our annual stockholder meeting. These options vest over a 12-month period from the grant date. New directors received nonqualified stock option to purchase 30,000 shares of our common stock upon first election to the Board. These options vest over a two-year period with 50% annual vesting on the each anniversary of the grant date. The full grant date fair value for each option to purchase 10,000 shares granted to Dr. Anthony B. Evnin, Dr. Stephen Fodor, Mr. Mathew Fust, Mr. Steven Goldby, Dr. Russell Hirsch, Mr. Jonathan S. Leff and Dr. James A. Wells on June 19, 2006 was $283,381. The full grant date fair value for each new appointment grants to purchase 30,000 shares granted to Dr. Homer L. Pearce and Dr. David C. Stump on June 28, 2006 was $250,980. Each of these directors had options to purchase the following number of shares of common stock outstanding as of December 31, 2006:  Dr. Evnin: 10,000 shares; Dr. Fodor: 43,530 shares; Mr. Fust: 40,000 shares; Mr. Goldby: 43,530 shares; Dr. Hirsch: none; Mr. Leff: 10,000 shares; Dr. Wells: 132,352 shares; Dr. Pearce: 30,000 shares and Dr. Stump: 30,000 shares.

(3)          Dr. Hirsch resigned from the Board as of June 21, 2006.

(4)          An annual retainer of $15,167 was paid to The Regents of the University of California in accordance with the agreement between Dr. James Wells and The Regents of the University of California.

(5)          Amounts shown include $25,188 paid to Dr. Wells under his consulting agreement both for consulting services and for attending and serving as the chairman of a Scientific Advisory Board meeting.

(6)          Includes option awards granted under consulting agreement, the amount of financial statement compensation expense recognized in  2006 related to these options was $64,647.

(7)          Amounts shown include $3,000 paid to Dr. Pearce for consulting services in 2006. In August 2006, we entered into a consulting agreement with Dr. Pearce. Under the consulting agreement, Dr. Pearce provides consulting services to our company, which services include reviewing and assessing our company’s clinical programs. Pursuant to the consulting agreement, Dr. Pearce is entitled to receive up to $3,000 a day, prorated at an hourly rate of $375 an hour, for his consulting services.  Total payments to Dr. Pearce under this agreement may not exceed $40,000 during any one year period.

(8)          Amounts shown include $1,313 paid to Dr. Stump for consulting services in 2006. In September 2006, we entered into a consulting agreement with Dr. Stump. Under the consulting agreement, Dr. Stump provides consulting services to our company, which services include reviewing and assessing our company’s clinical programs. Pursuant to the consulting agreement, Dr. Stump is entitled to receive up to $3,000 a day, prorated at an hourly rate of $375 an hour, for his consulting services.  Total payments to Dr. Stump under this agreement may not exceed $40,000 during any one year period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 9, 2007, information regarding beneficial ownership of our capital stock by:

•       each person, or group of affiliated persons, known by us to beneficially own more than 5% of our voting securities;

•       each of our named executive officers;

•       each of our directors; and

•       all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, and includes options and warrants that are currently exercisable or exercisable within 60 days. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days of February 9, 2007 are deemed to be outstanding for computing the percentage ownership of the person holding these options and warrants and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

This table lists applicable percentage ownership based on 29,453,510 shares of common stock outstanding as of February 9, 2007. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Sunesis Pharmaceuticals, Inc., 341 Oyster Point Boulevard, South San Francisco, California 94080.

		Beneficial Ownership
Name of Beneficial Owner	Shares Beneficially Owned(1)(2)	Options and Warrants Exercisable Within 60 Days of February 9, 2007	Percentage of Shares Outstanding
5% Stockholders:
Entities affiliated with Alta Partners(3)	1,932,464	579,739	6.4%
Biogen Idec(4)	2,912,022	—	9.9%
Entities affiliated with Credit Suisse First Boston(5)	3,406,490	—	11.6%
Entities affiliated with Deerfield(6)	2,227,098	483,092	5.8%
Entities affiliated with Warburg Pincus(7)	3,868,421	241,546	13.0%
FMR Corporation (Fidelity Management & Research Corp.)	1,790,000	—	6.1%
Executive Officers and Directors:
James W. Young, Ph.D.(8)	375,660	140,367	1.3%
Daniel N. Swisher, Jr.	388,732	359,067	1.3%
Eric H. Bjerkholt	122,720	122,720	*
Daniel C. Adelman, M.D.	123,897	123,897	*
Daryl B. Winter, Ph.D.(10)	157,866	87,278	*
Anthony B. Evnin, Ph.D.(9)	1,149,244	7,500	3.9%
Stephen P.A. Fodor, Ph.D.	41,030	41,030	*
Matthew K. Fust	33,088	33,088	*
Steven D. Goldby	41,030	41,030	*
Jonathan S. Leff(7)	3,875,925	249,046	13.0%
Homer L. Pearce, Ph.D	0	0	*
David C. Stump, M.D	0	0	*
James A. Wells, Ph.D.	471,913	153,383	1.6%
All executive officers and directors as a group (13 persons)	6,781,105	1,358,406	23.0%

                 * Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

       (1) Includes shares of common stock subject to a right of repurchase within 60 days of February 9, 2007 and shares issuable pursuant to stock options and warrants exercisable within 60 days of February 9, 2007.

       (2) Represents shares of common stock subject to a right of repurchase, at the original option exercise price, in the event the holder ceases to provide services to us.

       (3) Includes (i) 118,870 shares and 35,661 shares issuable upon exercise of warrants held by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, (ii) 1,769,975 shares and 530,992 shares issuable upon exercise of warrants held by Alta BioPharma Partners III, L.P., and (iii) 43,619 shares and 13,086 shares issuable upon exercise of warrants held by Alta Embarcadero BioPharma Partners III, LLC. Alta Partners III, Inc. provides investment advisory services to Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, Alta BioPharma Partners III, L.P. and Alta Embarcadero BioPharma Partners III, LLC, which we refer to collectively as the Alta Funds. The managing directors of Alta BioPharma Management III, LLC, which is a general partner of Alta BioPharma

Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the managers of Alta Embarcadero BioPharma Partners III, LLC exercise sole dispositive and voting power over the shares owned by the Alta Funds. Certain principals of Alta Partners III, Inc., Jean Deleage, Alix Marduel, Farah Campsi, Edward Penhoet and Ed Hurwitz, are managing directors of Alta BioPharma Management III, LLC and managers of Alta Embarcadero BioPharma Partners III, LLC. These individuals may be deemed to share dispositive and voting power over the shares held by the Alta Funds. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein. The address of Alta Partners III, Inc. and its affiliates is One Embarcadero Center, 37th Floor, San Francisco, California 94111.

       (4) Biogen Idec MA, Inc., a Massachusetts corporation, is a wholly-owned subsidiary of Biogen Idec Inc., a Delaware corporation that is publicly traded on the Nasdaq National Market. James C. Mullen, Bruce R. Ross and Peter N. Kellogg are the directors and executive officers of Biogen Idec MA, Inc. These individuals may be deemed to share dispositive and voting power over the shares which are, or may be, deemed to be beneficially owned by Biogen Idec MA, Inc. Each of these individuals disclaims beneficial ownership of these shares, except to the extent of his or her pecuniary interest therein.

       (5) Includes (i) 175,775 shares held by EMA Partners Fund 2000, L.P., or EMA Partners, (ii) 233,004 shares held by EMA Private Equity Fund 2000, L.P., or EMA Private, (iii) 654,387 shares held by Credit Suisse First Boston Equity Partners (Bermuda), L.P., or CSFB Bermuda, (iv) 2,341,061 shares held by Credit Suisse First Boston Equity Partners, L.P., or CSFB-EP, and (v) 2,263 shares held by Credit Suisse First Boston U.S. Executive Advisors, L.P., or CSFB U.S. Credit Suisse First Boston Advisory Partners, LLC, or CSFB Advisory, manages the investments of CSFB-EP, CSFB Bermuda and CSFB U.S. EMA Partners and EMA Private each must invest in and dispose of its portfolio securities simultaneously with CSFB-EP on a pro-rata basis. CFSB Advisory may be deemed to have dispositive and voting power over the shares held by CSFB-EP, CSFB Bermuda, CSFB U.S., EMA Partners and EMA Private. Credit Suisse Group, through a wholly-owned subsidiary, is a parent of CSFB Advisory, and may be deemed to have dispositive and voting power over the shares held by CSFB-EP, CSFB Bermuda, CSFB U.S., EMA Partners and EMA Private. Credit Suisse Group disclaims beneficial ownership of the shares owned by such investment partnerships. The address of Credit Suisse First Boston and its affiliates is Eleven Madison Avenue, New York, New York 10010.

       (6) Includes (i) 435,000 shares and 127,000 shares issuable upon exercise of warrants held by Deerfield International Limited, (ii) 323,306 shares and 99,092 shares issuable upon exercise of warrants held by Deerfield Partners, L.P., (iii) 642,385 shares and 167,000 shares issuable upon exercise of warrants held by Deerfield Special Situations Fund International, Ltd., and (iv) 343,315 shares and 90,000 shares issuable upon exercise of warrants held by Deerfield Special Situations Fund, L.P. James Flynn, investment manager of each of Deerfield International Limited, Deerfield Partners, L.P., Deerfield Special Situations Fund International, Ltd. and Deerfield Special Situations Fund, L.P. has dispositive and voting power over the shares owned by these funds. All such warrants are immediately exercisable. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein.   The address of Deerfield and its affiliates is 780 Third Avenue, 37th Floor, New York, New York 10017.

       (7) Includes (i) 3,506,739 shares and 228,261 shares issuable upon exercise of warrants held by Warburg, Pincus Equity Partners, L.P., (ii) 109,214 shares and 12,077 shares issuable upon exercise of warrants held by Warburg, Pincus Netherlands Equity Partners I, C.V., (iii) 10,922 shares and 1,208 shares issuable upon exercise of warrants held by Warburg, Pincus Netherlands Equity Partners III, C.V., and (iv) for Mr. Leff only, 4 shares held by his family members. Warburg Pincus Partners, LLC, a subsidiary of Warburg Pincus & Co., is the sole general partner of WPEP, WP Netherlands I and WP Netherlands III. Warburg Pincus LLC manages WPEP, WP Netherlands I and WP Netherlands III. Mr. Leff, one of our directors, is a Partner of Warburg, Pincus & Co. and a Managing Director

and Member of Warburg Pincus LLC. Charles R. Kaye and Joseph P. Landy are Managing General Partners of Warburg Pincus & Co. and Managing Members and Co-Presidents of Warburg Pincus LLC. Messrs. Kay, Landy and Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by the Warburg Pincus entities. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of Warburg Pincus and its affiliates is 466 Lexington Avenue, New York, New York 10017.

       (8) Includes 11,765 shares held by family members. Dr. Young disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

       (9) Includes (i) 467,380 shares held by Venrock Associates, (ii) 649,955 shares held by Venrock Associates II, L.P., and (iii) 24,209 shares held by Venrock Entrepreneur’s Fund, L.P. Anthony B. Evnin, Michael C. Brooks, Eric S. Copeland, Bryan E. Roberts, Ray A. Rothrock, Michael F. Tyrrell and Anthony Sun are the general partners of Venrock Associates and Venrock Associates II, L.P. These individuals may be deemed to share dispositive and voting power over the shares which are, or may be, deemed to be beneficially owned by Venrock Associates and Venrock Associates II, L.P. Each of these individuals disclaims beneficial ownership of these shares, except to the extent of his or her pecuniary interest therein. The general partner of Venrock Entrepreneurs Fund, L.P. is Venrock Management LLC. Anthony B. Evnin, Michael C. Brooks, Eric S. Copeland, Bryan E. Roberts, Ray A. Rothrock, Michael F. Tyrrell and Anthony Sun are the members of Venrock Management LLC. These individuals may be deemed to share dispositive and voting power over the shares which are, or may be, deemed to be beneficially owned by Venrock Entrepreneurs Fund, L.P. Each of these individuals disclaims beneficial ownership of these shares, except to the extent of his or her pecuniary interest therein. The address of Venrock Associates and its affiliates is 30 Rockefeller Plaza, Room 5508, New York, New York 10112.

(10)   On April 17, 2007, Dr. Winter tendered his resignation, effective as of May 17, 2007, as Senior Vice President of Intellectual Property of our company.

Sunesis Pharmaceuticals, Inc.
Compensation Discussion and Analysis

Compensation Objectives

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Senior Vice President, Corporate Development and Finance during fiscal 2006, as well as the other individuals included in the Summary Compensation Table on page 23 are referred to as the “named executive officers” or NEOs.

For all NEOs, compensation includes a significant performance-based component. The Compensation Committee believes that compensation paid to NEOs should be closely aligned with the performance of our company on both a short-term and long-term basis, linked to specific goals and results creating value for stockholders, and that such compensation should assist us in attracting, motivating and retaining key executives critical to our long-term success.

In establishing compensation for NEOs, the following are Compensation Committee’s objectives:

•       attract, motivate and retain key executive talent;

•       encourage high performance;

•       promote accountability;

•       align executive incentives with the interests of stockholders; and

•       remain competitive with companies that seek similarly qualified executives.

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. In development-stage biotechnology companies like our company, many traditional measures of corporate performance, such as earnings per share or sales growth, do not readily apply in measuring performance of executives. Accordingly, the Compensation Committee does not use profitability measures as a significant factor in reviewing executives’ performance and determining executive compensation. Instead, the Compensation Committee evaluates other indications of performance, such as progress of our research and development programs and corporate development activities as well as our success in securing capital sufficient to support our corporate activities. These considerations necessarily involve an assessment by our Compensation Committee of individual and corporate performance. In addition, total compensation paid by our company to our NEOs is designed to be competitive with compensation packages paid to the management of similarly situated companies in the biotechnology industry. Toward that end, our Compensation Committee may review both independent survey data provided to us by our compensation consultant, Radford Surveys + Consulting, data generated internally, and informal surveys taken from a network of local Bay Area biotechnology companies.

Consistent with a significant performance-based philosophy, we provide a base salary to our executive officers and includes a significant incentive based component. Those programs include annual and long-term awards based on our performance relative to our annual objectives in research and development, collaborations and resource management. Those programs largely provide compensation in the form of both cash and equity to provide incentives to reward both short-term and long-term performance of our company.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Our company-wide pool of incentive compensation is realized as a result of the achievement of overall corporate objectives and individual NEO payouts are based on relative individual contributions in achieving such corporate objectives. In 2006, the

Compensation Committee granted more of total compensation to our executive officers in the form of cash compensation than it did in equity compensation.

Determination of Compensation Awards

We structure our compensation programs to reward NEOs based on our performance and the individual executive’s contribution to that performance, which is determined by the Compensation Committee with input from the Chief Executive Officer. In 2006, our Board of Directors approved specific goals and targets in five categories:  (i) corporate financial goals, (ii) business development goals, (iii) clinical development goals, (iv) research and partnered program goals, and (v) strategic and organizational development goals.

The Compensation Committee is provided with the final authority to determine the compensation awards available to the Company’s NEOs after input and recommendation from the Chief Executive Officer with respect to the compensation of NEOs other than himself and the Executive Chairman. Each year the Compensation Committee and the Chief Executive Officer review surveys of proxy statement data analyzed by Radford Surveys + Consulting and  informally prepared compensation surveys to compare the salary levels of our NEOs with those in comparable positions in similarly situated biotechnology companies in order to determine the competitiveness of base salaries for the Company’s NEOs. When establishing or reviewing compensation levels for each NEO, the Compensation Committee, with input from the Chief Executive Officer for NEOs other than himself and the Executive Chairman, consider several factors, including the qualifications of the NEO, his level of relevant experience, the critical nature of the position, specific operating roles and duties and strategic goals for which the NEO has responsibility.

Compensation Benchmarking and Peer Group

We set base salary structures and annual incentive targets within a range based on the average of a peer group of similarly situated biopharmaceutical companies. This approach ensures that our cost structures will allow us to remain competitive in our markets. In determining the level of compensation provided to our NEOs, the Compensation Committee evaluates the compensation packages of executive officers in comparable positions at similarly situated biotechnology companies, in addition to evaluating our independent performance, to gauge our comparative performance within our peer group. In 2006, the peer group consisted of twenty-six (26) publicly traded biopharmaceutical companies considered to be appropriate comparators due to their business focus, stage of development, size and location. This “Peer Group” of companies included:  Anesiva (formerly Corgentech), Aradigm, BioMarin Pharmaceutical, Cell Genesys, Cerus, CV Therapeutics, Cytokinetics, Durect, Dynavax Technologies, Exelixis, Genelabs Technologies, Geron, Kosan Biosciences, Maxygen, Nuvelo, Onyx Pharmaceuticals, Renovis, Rigel Pharmaceuticals, Sangamo Biosciences, SciClone Pharmaceuticals, SuperGen, Telik, Theravance, Threshold Pharmaceuticals, Titan Pharmaceuticals, and XOMA.

For 2006, we targeted the aggregate value of our total compensation at the approximate average level for our Peer Group for our NEO positions.  However, to retain and motivate these key individuals, the Compensation Committee may determine that it is in our best interests to negotiate total compensation packages with our NEOs that may deviate from the general principle of targeting total compensation at the average level for our Peer Group. Variations to this objective may occur as dictated by the experience level of the individual and market factors. Actual pay for each NEO is determined with this philosophy in mind, driven by the performance of the executive over time, as well as the annual performance of our company.

Our Equity Award Guidelines developed in 2006 (see discussion below) are set by job level, using market survey data and current guidelines set by the Compensation Committee to determine the appropriate annual grant levels for the upcoming year. Using this methodology, the compensation of our NEOs was at the approximate median level of our Peer Group for such equity awards.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for NEOs were:

•       Base salaries competitive with similarly situated biotechnology companies in the Peer Group;

•       An annual cash bonus designed to encourage NEOs to focus on the achievement of specific corporate goals as well as strategic objectives and to reward them for their impact on such achievement; and

•       Long-term equity based incentives in the form of stock options to align the interests of management and stockholders and to reward management for performance which benefits our stockholders.

Base Salary

The Compensation Committee and the Chief Executive Officer review base salary ranges at least annually and typically make adjustments in February to reflect changes in job description or responsibilities, or market conditions. When establishing or reviewing compensation levels for each NEO, the Compensation Committee and the Chief Executive Officer may consider several factors, including the qualifications of the NEO, his or her level of relevant experience, the critical nature of the position, specific operating roles and duties and strategic goals for which the executive has responsibility.

Each year the Compensation Committee and the Chief Executive Officer review surveys of proxy statement data, and both independent and informal compensation surveys and compare salary levels of our executive officers with those of companies in the Peer Group in order to determine the competitiveness of base salaries for NEOs of our company. Our goal is to target base salary at the average level of similarly situated biotechnology companies in the Peer Group. However, in setting annual base salaries, the Compensation Committee also reviews and evaluates the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on our Company and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for peer executives both inside our Company and in the Peer Group. Adjustments to each NEO’s base salary are typically made in connection with annual performance reviews. The level of salaries paid to our NEOs also takes into account the progress of internal and collaborative research and development activities during the year and our success in corporate development and financial initiatives, as well as an evaluation of the individual performance and contribution of each NEO to our performance for the year. Particular emphasis is placed on the individual NEO’s level of responsibility for and role in meeting our research and development, clinical development, corporate development, strategic and financial objectives.

Annual Bonus

We maintain an annual incentive bonus program for NEOs to provide a financial incentive to focus on specific performance goals and to assist us in attracting and retaining executives by offering an opportunity to earn a competitive level of compensation.  The Compensation Committee has the discretion to set goals and objectives that it believes are conducive to creating stockholder value, and bonuses are paid only to the extent that such performance goals are achieved. The target cash bonus opportunity in 2006 for each of our executive officers was 30% of base salary, except for the Chief Executive Officer, whose target bonus was 40% of his base salary, with actual bonus awards to be determined by the Compensation Committee in accordance with the terms of the bonus program. These target percentages are determined based upon a review of Peer Group data for each NEO’s position and level of responsibility, and are approximately at the median level provided by companies in the Peer Group. Bonuses that were earned by the NEOs in 2006 were paid to the executive officers in February 2007. Actual bonuses were based on the level of achievement of corporate objectives and individual payouts varied based on the relative contributions to the achievement of such objectives as determined by the Compensation Committee. The main corporate objective in 2006 was related to the enrollment in several clinical trials involving SNS-595 and the results of those trials. This objective carried a 25% overall weighting. Two objectives had a 20% weighting:  (i) filing an investigational new drug application for SNS-314, our Aurora kinase inhibitor, in the fourth quarter of 2006 to position us to initiate a clinical trial for the compound in the first quarter of 2007; and (ii) enhancing our investor base and complete a financing to end the year with at least 15 months of cash. Two objectives carried a 15% weighting:  (i) enrollment of more patients in two of our studies of SNS-032, our CDK inhibitor; and (ii) selecting at least one development candidate and the achievement of payable milestones in our discovery collaborations. Lastly, there was a goal that carried a 5% weighting which related to internal planning and corporate development. On average, our NEOs received a bonus of approximately 80% of their 2006 bonus target.

Long-Term Equity-Based Incentive Awards

Our NEOs, along with all of our employees who have had one (1) year or more of service with us, are eligible to participate in our annual award of on-going stock option grants. The company has used the grant of stock options under the 1998 Stock Plan, the 2001 Stock Plan and the 2005 Stock Plan to underscore the common interests of stockholders and management. The Compensation Committee also believes that these on-going option grants serve as a significant retention tool for our top executives. Options granted to NEOs are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to make each executive’s total compensation opportunity competitive. Under the 2005 Stock Plan, the Compensation Committee may grant participants stock options, restricted stock, restricted stock units, performance share awards, stock payments, dividend equivalents, performance-based awards and stock appreciation rights. In granting these awards, the Compensation Committee may establish any conditions or restrictions it deems appropriate. In 2006, the Compensation Committee granted only stock options to the Company’s NEOs, although the Compensation Committee regularly monitors the environment in which the Company operates, and may grant different types of equity compensation awards to NEOs in the future to assist us in maximizing stockholder value.  On average, in 2006, our NEOs received long-term equity-based incentive awards of approximately 60% of target based on the average of the Peer Group.

Commencing in 2006, the Compensation Committee determined that all employees in good standing, including NEOs, hired prior to October 1 of the prior year would be eligible to receive on-going stock option grants effective the second Friday in October. Dr. Winter’s stock option grant, however, was made in November 2006, which corresponded with his new role as our Senior Vice President of Intellectual Property. Prior to this, employee on-going stock option grants were typically made on an annual basis in the fall. New employee stock option awards are to be granted at the end of the first month of such employee’s commencement of employment with us. To assist with the stock option granting process, the Board of Directors created the Equity Compensation Committee which consists of the Chief Executive Officer as its sole member. The Equity Compensation Committee is authorized to administer and grant stock option awards (excluding Vice Presidents and above) for new employees and consultants based on the Equity Award Guidelines prepared and authorized in advance by the Compensation Committee. On a monthly basis, the Equity Compensation Committee awards new non-executive employee and consultant stock option grants using the Equity Award Guidelines and then reports such grants to the Compensation Committee no less frequently than quarterly.

Stock options granted under the various stock plans typically have a four-year vesting schedule in order to provide an incentive for continued employment and generally expire ten years from the date of grant. This provides a reasonable time frame in which to align the NEO’s interest with those of the stockholders by creating an incentive to maximize the value of our shares. The exercise price of options granted under the stock plans is the Nasdaq Global Market closing price of our Common Stock on the date of the grant.

In determining the size of an option to be granted to a NEO, the Compensation Committee takes into account the NEO’s position and level of responsibility within our company relative to market benchmarks, the NEO’s existing stock and option holdings, and the potential reward to the NEO if the stock price appreciates in the public market, as well as the Equity Award Guidelines described below. Stock option grants are intended to align the interests of NEOs with the interests of the stockholders in long-term performance. The Compensation Committee developed the Equity Award Guidelines for executive and non-executive stock option grants, in consultation with Radford Surveys + Consulting. The Guidelines are based upon:

•       analysis of long-term incentive awards based on each individual’s position;

•       responsibility, performance and contribution to the achievement of our long-term goals; and

•       competitive stock option data from similarly situated biotechnology companies.

Defined Contribution Plans

We have a Section 401(k) Savings/Retirement Plan, or 401(k) Plan, to cover our eligible employees, including the NEOs. The 401(k) Plan permits our eligible employees of the Company to defer up to 60% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately invested and non-forfeitable upon contribution to the 401(k) Plan. Currently, we do not make matching contributions to the 401(k) Plan. All employees who are 18 years of age or older and have been employed by us for at least three (3) months are eligible to participate. Employee contributions are held and invested by the 401(k) Plan’s trustee. Each participant’s contributions, and the corresponding investment earnings, are generally not taxable until withdrawn. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Potential Payments Upon Termination and/or Change in Control

We entered into an executive severance benefit agreement with each NEO and maintain certain plans that will require us to provide compensation and/or benefits to the NEO in the event of a certain terminations of employment and/or a change of control of our company.

Stock Options

Executive Chairman, Chief Executive Officer and other NEOs

Under each of the executive severance benefits agreements, in connection with a change of control of our company, 50% of the executive’s then-unvested stock awards will become immediately and fully vested and exercisable. In addition, if the executive’s employment with us is terminated without cause or he is constructively terminated within 12 months following a change of control of our company, all of the executive’s then-unvested stock awards will become immediately and fully vested and exercisable. If the executive’s employment with us is terminated without cause or he is constructively terminated prior to, or more than 12 months following, a change of control of our company, the vesting and/or exercisability of each of his then-unvested stock awards will be accelerated on the date of termination as to the number of stock awards that would vest over the 12-month period following the date of termination had the executive remained continuously employed by us during such period.

Salary and Other Benefits

Executive Chairman and Chief Executive Officer

Under the executive severance benefits agreements with our Chief Executive Officer and our Executive Chairman, if such executive’s employment with us is terminated without cause or he is constructively terminated within 12 months following a change of control of our company, he is entitled to receive the following severance benefits subject to the terms of the agreement: (i) a lump sum payment equal to 18 months of his base salary at the time of termination; (ii) a lump sum payment equal to 150% of his target bonus for the fiscal year during which the termination occurs, with such bonus determined assuming that all of the performance objectives for such fiscal year have been obtained; and (iii) continued health benefits for 18 months following termination. In addition, if the executive’s employment with us is terminated without cause or he is constructively terminated prior to, or more than 12 months following, a change of control of our company, he is entitled to receive the following severance benefits subject to the terms of the agreement: (i) a payment equal to 12 months of his base salary at the time of termination; and (ii) continued health benefits for 12 months following termination. Our agreement with our Executive Chairman also provides that he will devote 50% of his business time and attention to the business of our company.

Other NEOs

Under the executive severance benefits agreements with the other NEOs, if the executive’s employment with us is terminated without cause or he is constructively terminated within 12 months following a change of control of our company, he is entitled to receive the following severance benefits subject to the terms of the agreement: (i) a lump sum payment equal to 14 months of his base salary at the time of termination; (ii) a lump sum payment equal to 117% of his target bonus for the fiscal year during which the termination occurs, with such bonus determined assuming that all of the performance objectives for such fiscal year have been obtained; and (iii) continued health benefits for 14 months following termination. In addition, if the executive’s employment with us is terminated without cause or he is constructively terminated prior to, or more than 12 months following, a change of control of our company, he is entitled to receive the following severance benefits subject to the terms of the agreement: (i) a payment equal to 9 months of his base salary at the time of termination; and (ii) continued health benefits for 9 months following termination.

We employ a “double trigger” change of control policy for the applicable NEOs which provides a severance benefit only if the acquiring company terminates or constructively terminates the employee after or in conjunction with a change of control. In general, a “change of control” includes an acquisition transaction in which a person or entity (with certain exceptions described in the agreements) becomes the direct or indirect beneficial owner of more than 50% of our voting stock, as well as the consummation of certain types of corporate transactions, such as a merger, consolidation, reorganization, business combination or sale of all or substantially all of our assets, pursuant to which our company’s stockholders own, directly or indirectly, less than 50% of our company or its successor.

Excise Tax

Each of the executive severance benefits agreements provides that, in the event that any benefits provided in connection with a change of control (or a related termination of employment) would be subject to the 20% excise tax imposed by Section 4999 of the Internal Revenue Code, the executive will receive the greater, on an after-tax basis (taking account of all federal, state and local taxes and excise taxes), of such benefits or such lesser amount of benefits as would result in no portion of the benefits being subject to the excise tax. An executive’s receipt of any severance benefits is subject to his execution of a release in favor of our company.

The compensation and benefits described below assume that any change of control or termination of employment was effective as of December 31, 2006. The descriptions set forth below are based on our best estimate of the compensation and benefits that would be provided to the executives upon a change of control or a termination of employment; however, any actual amounts will be determined based on the facts and circumstances in existence at that time. Note that the stock option value represents the intrinsic value of the unvested stock options that would have accelerated as of December 31, 2006, calculated as the excess of our share price of $4.52 on December 29, 2006, the last trading day in 2006, over the exercise price of the option, multiplied by the number of shares which would have become vested and exercisable.

James W. Young, Ph.D.	Change of Control ($)	Covered Termination Prior to or More than 12 Months Following a Change of Control ($)	Covered Termination Within 12 Months Following a Change of Control ($)	Voluntary Termination ($)	Involuntary Termination for Cause ($)
Acceleration of Option Vesting(1)	4,346	5,794	8,692	—	—
Salary	—	200,000	300,000	—	—
Bonus	—	—	90,000	—	—
Health Benefits	—	17,229	25,844	—	—
Total	4,346	223,023	424,536	—	—

Daniel N. Swisher, Jr.	Change of Control ($)	Covered Termination Prior to or More than 12 Months Following a Change of Control ($)	Covered Termination Within 12 Months Following a Change of Control ($)	Voluntary Termination ($)	Involuntary Termination for Cause ($)
Acceleration of Option Vesting(2)	25,205	10,429	50,410	—	—
Salary	—	360,000	540,000	—	—
Bonus	—	—	216,000	—	—
Health Benefits	—	22,387	33,581	—	—
Total	25,205	392,816	839,991	—	—

Eric H. Bjerkholt	Change of Control ($)	Covered Termination Prior to or More than 12 Months Following a Change of Control ($)	Covered Termination Within 12 Months Following a Change of Control ($)	Voluntary Termination ($)	Involuntary Termination for Cause ($)
Acceleration of Option Vesting(3)	15,693	28,971	31,386	—	—
Salary	—	202,500	315,000	—	—
Bonus	—	—	94,500	—	—
Health Benefits	—	9,371	14,578	—	—
Total	15,693	240,842	455,464	—	—

Daniel C. Adelman, M.D.	Change of Control ($)	Covered Termination Prior to or More than 12 Months Following a Change of Control ($)	Covered Termination Within 12 Months Following a Change of Control ($)	Voluntary Termination ($)	Involuntary Termination for Cause ($)
Acceleration of Option Vesting(4)	14,921	24,722	29,842	—	—
Salary	—	213,750	332,500	—	—
Bonus	—	—	99,750	—	—
Health Benefits	—	16,791	26,119	—	—
Total	14,921	255,263	488,211	—	—

Daryl B. Winter, Ph.D.	Change of Control ($)	Covered Termination Prior to or More than 12 Months Following a Change of Control ($)	Covered Termination Within 12 Months Following a Change of Control ($)	Voluntary Termination ($)	Involuntary Termination for Cause ($)
Acceleration of Option Vesting(5)	10,816	16,997	21,633	—	—
Salary	—	206,250	320,833	—	—
Bonus	—	—	96,250	—	—
Health Benefits	—	9,371	14,578	—	—
Total	10,816	232,618	453,294	—	—

(1)          Does not include unvested options which have no intrinsic value considering a stock price of $4.52 on December 29, 2006, the last trading day in 2006: 57,500 shares with an exercise price of $4.85 and 87,500 shares with an exercise price of $5.25.

(2)          Does not include unvested options which have no intrinsic value considering a stock price of $4.52 on December 29, 2006, the last trading day in 2006: 115,000 shares with an exercise price of $4.85 and 171,355 shares with an exercise price of $5.25.

(3)          Does not include unvested options which have no intrinsic value considering a stock price of $4.52 on December 29, 2006, the last trading day in 2006: 57,500 shares with an exercise price of $4.85 and 87,500 shares with an exercise price of $5.25.

(4)          Does not include unvested options which have no intrinsic value considering a stock price of $4.52 on December 29, 2006, the last trading day in 2006: 57,500 shares with an exercise price of $4.85 and 87,500 shares with an exercise price of $5.25.

(5)          Does not include unvested options which have no intrinsic value considering a stock price of $4.52 on December 29, 2006, the last trading day in 2006: 44,063 shares with an exercise price of $4.62 and 43,750 shares with an exercise price of $5.25. On April 17, 2007, Dr. Winter tendered his resignation, effective as of May 17, 2007, as Senior Vice President of Intellectual Property. Under Dr. Winter’s Executive Severance Benefits Agreement, Dr. Winter will be receiving a payment of approximately $206,250 for salary and up to $9,371 for health benefits.

Other Elements of Compensation and Perquisites

Medical Insurance.   We provide to each NEO and the NEO’s spouse and children, either at total cost or on a pro-rata basis depending upon the type of insurance coverage selected, such health, dental and optical insurance as we may from time to time make available to all employees.

Life and Disability Insurance.   We provide each NEO such disability and/or life insurance as we in our sole discretion may from time to time make available to all employees.

Health Club Fees.   We reimburse each NEO for health club fees, up to $420 annually, as we in our sole discretion may from time to time make available to all employees.

Red Carpet Club Fees.   We reimburse each NEO for airline club fees, up to $300 annually.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986 limits the tax deductibility by a corporation of compensation in excess of $1 million paid to any of its NEOs. However, compensation which qualifies as “performance based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to our NEOs to the extent consistent with the best interests of our Company and our stockholders.

The total cash compensation payable for salaries to any individual NEO in fiscal 2006 did not exceed the $1 million limit. Having considered the requirements of Section 162(m), the Compensation Committee believes that with the exception of new hire grants offered to any new executive, stock option grants to date meet the requirements that such grants be “performance-based” and are therefore, exempt from the limitations on deductibility.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS AND KEY EMPLOYEES

Set forth below is information regarding each of our executive officers and key employees as of March 31, 2007. Further information with regard to Dr. Young and Mr. Swisher is presented under “Proposal No. 1: Election of Nominees to the Board of Directors.”

Name	Age	Position
James W. Young, Ph.D.	63	Executive Chairman
Daniel N. Swisher, Jr.	44	President, Chief Executive Officer and Director
Eric H. Bjerkholt	47	Senior Vice President, Corporate Development and Finance
Daniel C. Adelman, M.D.	49	Senior Vice President, Research and Development
Daryl B. Winter, Ph.D., J.D.	63	Senior Vice President of Intellectual Property

The principal occupations and positions for at least the past five years of the executive officers and key employees, other than Dr. Young and Mr. Swisher, are as follows:

Eric H. Bjerkholt has served as our Senior Vice President, Corporate Development and Finance since February 2007. From January 2004 to January 2007, he served as our Senior Vice President and Chief Financial Officer. From January 2002 to January 2004, Mr. Bjerkholt served as Senior Vice President and Chief Financial Officer at IntraBiotics Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Bjerkholt was a co-founder of LifeSpring Nutrition, Inc., a privately held nutraceutical company, and from May 1999 to March 2002 served at various times as its Chief Executive Officer, President and Chief Financial Officer. From 1990 to 1997, Mr. Bjerkholt was an investment banker at J.P. Morgan & Co. Mr. Bjerkholt is a member of the Board of Directors of StemCells, Inc., a biotechnology company. Mr. Bjerkholt holds a Cand. Oecon degree in Economics from the University of Oslo and an M.B.A. from Harvard Business School.

Daniel C. Adelman, M.D. has served as our Senior Vice President, Research and Development since September 2004. From May 2003 to August 2003, he served as our Senior Vice President of Clinical Development. From May 1998 to May 2003, Dr. Adelman served in various roles, including Vice President of Clinical Operations and Biometrics at the pharmaceutical company Pharmacyclics, Inc. From December 1994 to May 1998, Dr. Adelman served as Clinical Scientist at Genentech, Inc. Dr. Adelman began his career at University of California, San Francisco, School of Medicine, where he was Director of Clinical Allergy/Immunology in the Division of Allergy and Immunology, and Director of the Outpatient Center for Clinical Research. He continues to serve as Adjunct Professor of Medicine at the University of California, San Francisco, is a fellow of both the American Academy of Allergy and Immunology and the American College of Physicians, and is a member of the American Society of Clinical Oncology, American Association for Cancer Research, the American Society for Hematology. He is also on the editorial board of Clinical Immunology. Dr. Adelman is board-certified in allergy and immunology and completed a National Institutes of Health/Public Health Service Tumor Immunology Fellowship at University of California, Los Angeles, School of Medicine. He holds a B.A. in Biology from University of California, Berkeley and an M.D. from the University of California, Davis.

Daryl B. Winter, Ph.D., J.D. has served as our Senior Vice President of Intellectual Property since November 2006. From April 2000 to October 2006, Dr. Winter served as our Senior Vice President, General Counsel and Corporate Secretary. On April 17, 2007, Dr. Winter tendered his resignation, effective as of May 17, 2007, as Senior Vice President of Intellectual Property of our company to pursue other opportunities. From July 1989 to January 1999, Dr. Winter served as patent and licensing counsel at Genentech, Inc. Dr. Winter holds a B.S. in Chemistry from the University of Washington and a Ph.D. in Biochemistry from the State University of New York and was a National Institutes of Health Post-doctoral Fellow. He also holds a J.D. from Northwestern University School of Law.

COMPENSATION OF NAMED EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our NEOs, including salary, bonuses, stock options and other compensation for the fiscal year ended December 31, 2006:

Summary Compensation Table for 2006

Name and Principal Position	Year	Salary (1)	Bonus (2)	All Other Compensation (3)	Option Awards (4)	Total
Daniel N. Swisher, Jr	2006	$349,807	$115,200	$1,140	353,243	$819,390
Chief Executive Officer and President
Eric H. Bjerkholt	2006	$267,812	$70,000	$468	189,791	$528,071
Senior Vice President and Chief Financial Officer
Daniel C. Adelman, M.D.	2006	$282,500	$70,000	$1,070	167,791	$521,361
Senior Vice President of Drug Discovery
Daryl B. Winter, Ph.D., J.D.	2006	$273,750	$55,000	$2,772	89,048	$420,570
Senior Vice President of Intellectual Property
James W. Young, Ph.D.	2006	$198,750	$48,000	$3,072	140,104	$389,926
Executive Chairman

(1)          Includes amounts earned but deferred at the election of the NEO, such as salary deferrals under the Company’s 401(k) Plan established under Section 401(k) of the Internal Revenue code.

(2)          Cash bonus earned in 2006 and paid in February 2007 under the Bonus Plan.

(3)          Represents (i) group term life insurance premiums, and (ii) reimbursements for health club and airline club fees, each as applicable.

(4)          Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the financial statement compensation costs recognized by us in 2006 for option awards (those granted in 2006, as well as grants from prior years), determined in accordance with FAS 123R. Reference is made to Note 12 “Stock-Based Compensation” in our Form 10-K for the periods ended December 31, 2006, filed with the SEC on March 15, 2007, which identifies assumptions made in the valuation of option awards in accordance with FAS 123R. Our stock-based compensation expense recognized under FAS 123R reflects an estimated forfeiture rate of 5.52% in 2006. The values recognized in the “Option Awards” column above do not reflect such expected forfeitures.

GRANTS OF PLAN-BASED AWARDS IN 2006

The following information sets forth grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2006.

		All Other
		Option Awards:
		Number of		Grant Date Fair
		Securities	Exercise or	Value of
		Underlying	Base Price of	Stock and Option
		Options	Option Awards	Awards
Name	Grant Date	(#)	($/sh)	($)
Daniel N. Swisher, Jr	10/13/2006	120,000	$4.85	$390,576
Chief Executive Officer and President
Eric H. Bjerkholt	10/13/2006	60,000	$4.85	$195,288
Senior Vice President and
Chief Financial Officer
Daniel C. Adelman, M.D.	10/13/2006	60,000	$4.85	$195,288
Senior Vice President of Drug Discovery
Daryl B. Winter, Ph.D., J.D.(1)	11/30/2006	45,000	$4.62	$138,956
Senior Vice President of Intellectual Property
James W. Young, Ph.D.	10/13/2006	60,000	$4.85	$195,288
Executive Chairman

(1)          Dr. Winter’s options were granted in November 2006 commensurate with his appointment as Senior Vice President of Intellectual Property and resignation as General Counsel.

The options granted in 2006 to our NEOs were pursuant to the 2005 Equity Incentive Award Plan. The stock options granted to our NEOs in 2006 have a maximum term of 10 years, and vest in equal monthly increments over a four-year period from the date of grant.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2006

The Company did not provide non-qualified deferred compensation to any of our NEOs in 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL 2006 YEAR-END

The following information sets forth outstanding equity awards held by our NEOs as of December 31, 2006.

	Option Awards
					Equity
					Incentive Plan
					Awards:
	Number of		Number of		Number of
	Securities		Securities		Securities
	Underlying		Underlying		Underlying
	Unexercised		Unexercised		Unexercised	Option	Option
	Options		Options		Unearned	Exercise	Expiration
	(#)		(#)		Options	Price	Date
Name	Exercisable		Unexercisable		(#)	($)	(#)
Daniel N. Swisher, Jr	129,412	(2)	0	(2)	0	$2.55	02/06/12
Chief Executive Officer and	47,059	(3)	0	(3)	0	$2.55	04/16/13
President	70,589	(4)	0	(4)	0	$2.55	01/21/14
	21,176	(2)	0	(2)	0	$2.55	06/24/14
	63,645	(1)	171,355	(1)	0	$5.25	11/29/15
	5,000	(1)	115,000	(1)	0	$4.85	10/13/16
Eric H. Bjerkholt	58,824	(2)	0	(2)	0	$2.55	01/21/14
Senior Vice President, Corporate	17,647		0		0	$2.55	06/09/14
Development and Finance,	32,500	(1)	87,500	(1)	0	$5.25	11/29/15
Chief Financial Officer	2,500	(1)	57,500	(1)	0	$4.85	10/13/16
Daniel C. Adelman, M.D.	47,059	(2)	0	(2)	0	$2.55	06/11/13
Senior Vice President of Drug	11,765	(4)	0	(4)	0	$2.55	01/21/14
Discovery	18,824	(2)	0	(2)	0	$2.55	06/24/14
	32,500	(1)	87,500	(1)	0	$5.25	11/29/15
	2,500	(1)	57,500	(1)	0	$4.85	10/13/16
Daryl B. Winter, Ph.D., J.D.	2,353	(6)	0	(6)	0	$0.43	02/11/09
Senior Vice President of Intellectual	2,353	(6)	0	(6)	0	$0.43	04/14/09
property	28,235	(5)	0	(5)	0	$2.55	06/26/12
	11,765	(6)	0	(6)	0	$2.55	04/16/13
	18,824	(2)	0	(2)	0	$2.55	06/24/14
	16,250	(1)	43,750	(1)	0	$5.25	11/29/15
	937	(1)	44,063	(1)	0	$4.62	11/30/16
James W. Young, Ph.D.	82,353	(5)	0	(5)	0	$2.55	09/11/12
Executive Chairman	11,765	(2)	0	(2)	0	$2.55	06/24/14
	32,500	(1)	87,500	(1)	0	$5.25	11/29/15
	2,500	(1)	57,500	(1)	0	$4.85	10/13/16

(1)          The options were granted pursuant to our 2005 Equity Incentive Award Plan and vested monthly during the 48-month period from the grant date.

(2)          The options were granted pursuant to the 1998 Stock Plan and vest over four years, with the first 25% vesting one year from the grant date, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date, assuming no change in employment with our company.

(3)          The options were granted pursuant to the 1998 Stock Plan and vested monthly during the 36-month period from the grant date.

(4)          The options were granted pursuant to the 1998 Stock Plan and vested monthly during the 48-month period from the grant date.

(5)          The options were granted pursuant to the 1998 Stock Plan and vested monthly during the 24-month period from the grant date.

(6)          The options were granted pursuant to the 1998 Stock Plan and vested monthly during the 12-month period from the grant date.

OPTION EXERCISES AND STOCK VESTED IN 2006

No stock options were exercised by our NEOs in 2006.

COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2006 were Dr. Evnin and Messrs. Goldby and Leff. None of the members of our Compensation Committee has, at any time, been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The material in this statement is not deemed soliciting material or filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

The Compensation Committee:

Anthony B. Evnin, Ph.D., Chairman
Steven D. Goldby
Jonathan Leff

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

From January 1, 2006 to the date of this proxy statement, we have entered into the following transactions with our executive officers, directors and holders of more than 5% of our securities.

Executive Severance Benefits Agreements

We have entered into executive severance benefits agreements with our executive officers. See “Compensation Discussion and Analysis—Potential Payment Upon Termination or Change in Control.”

Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Furthermore, we have entered into indemnification agreements with each of our directors and officers. For further information, see “Proposal No. 1: Election of Nominees to the Board of Directors—Limitations of Liability and Indemnification.”

Sales of Common Stock

Affiliates of Warburg Pincus Equity Partners, L.P. purchased 805,153 shares of our common stock and warrants to purchase an additional 241,546 shares of our common stock in the private investment in public equity, or PIPE, transaction in March 2006.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 8, 2007, the Audit Committee determined to engage Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Ernst & Young also audited our financial statements for the fiscal year ended December 31, 2005 and December 31, 2006. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions.

Fees for Independent Registered Public Accounting Firm During Fiscal Years Ended December 31, 2006, and 2005

The following is a summary of the aggregate fees billed to us by Ernst & Young for the fiscal years ended December 31, 2006, and 2005 for each of the following categories of professional services.

Fiscal Year Ended Fee Category	2006	2005
Audit Fees	$545,608	$682,263
Audit-Related Fees	—	—
Tax Fees	—	—
Other Fees	—	—
Total	$545,608	$682,263

Audit Fees

Audit fees for 2006 included the aggregate fees for professional services rendered for the audit of our financial statements, review of our interim financial statements, express an opinion on management’s assessment of the effectiveness of the internal control over financial reporting and on the effectiveness of internal control over financial reporting of the company as required by Section 404 of the Sarbanes-Oxley Act of 2002, review of SEC registration statements, and the issuance of comfort letters and consents.

Audit-Related Fees

Ernst & Young did not provide any audit-related services to us during 2006 or 2005.

Tax Fees

Ernst & Young did not provide any tax services to us during 2006 or 2005.

Other Fees

Ernst & Young did not provide any other services to us during 2006 or 2005.

Pre-approval Policies

The Audit Committee has adopted a policy relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to pre-approval procedures established by the Audit Committee.

Our Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to our company is compatible with maintaining the registered public accounting firm’s independence, and concluded that such independence has not been impaired.

AUDIT COMMITTEE REPORT.

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements, and establishing and maintaining adequate controls over public reporting. Our independent registered public accounting firm for fiscal 2006, Ernst & Young had responsibility for conducting an audit of our annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and with Ernst & Young our audited consolidated financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In 2006, the Audit Committee held eight meetings.

The Audit Committee is responsible for reviewing, approving and managing the engagement of Ernst & Young, including the scope, extent and procedures for the annual audit and the compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board and the Audit Committee.

The Audit Committee also discussed with Ernst & Young the matters required to be discussed by Statement of Auditing Standards No. 61, Communication With Audit Committees. The Audit Committee discussed with Ernst & Young the independent registered public accounting firm’s independence from us and our management and has received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees. The Audit Committee also considered whether the non-audit services performed by Ernst & Young were compatible with maintaining the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

The material in this statement is not deemed soliciting material or filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

AUDIT COMMITTEE
Matthew K. Fust, Chairperson
Anthony B. Evnin, Ph.D.
Steven D. Goldby

OTHER INFORMATION

Other Matters at the Annual Meeting

The Board of Directors knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

Annual Report on Form 10-K; Available of Information

Our Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 15, 2007, is being mailed to stockholders in connection with this proxy solicitation. We will furnish without charge, upon written request of any stockholder a copy of our Annual Report on Form 10-K and with the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to our Investor Relations Department at 341 Oyster Point Boulevard, South San Francisco, CA 94080, Attention: Eric Bjerkholt, Sr. VP, Corporate Development and Finance, telephone: (650) 266-3717, bjerkholt@sunesis.com.

Stockholder Proposals for Inclusion in 2007 Proxy Statement

To be considered for inclusion in our proxy statement for the 2008 annual meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and must be submitted to our Corporate Secretary at 341 Oyster Point Boulevard, South San Francisco, California 94080 and must be received by us no later than December 29, 2007, unless the meeting date is before May 20, 2008 or after July 19, 2008, in which case proposals must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2008 annual meeting.

Stockholder Proposals for Presentation at 2008 Annual Meeting

Our bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals, not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our Corporate Secretary not less than 120 days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2008 annual meeting, such a proposal must be received by us before December 29, 2007. If the date of the annual meeting is before May 20, 2008 or after July 19, 2008, our Corporate Secretary must receive such notice not later than the close of business on the later of 120 calendar days in advance of such annual meeting and ten calendar days following the date on which public announcement of the date of such meeting is first made.

Stockholders Sharing The Same Address

We have adopted a procedure called “householding.” Under this procedure, we are delivering only one copy of the annual report and proxy statement to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards.

We will deliver promptly upon written or oral request a separate copy of the annual report and the proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, you may write, e-mail or call our Investor Relations Department at Sunesis Pharmaceuticals, Inc., 341 Oyster Point Boulevard,

South San Francisco, CA 94080, Attention: Eric Bjerkholt, Sr. VP, Corporate Development and Finance, telephone: (650) 266-3717, bjerkholt@sunesis.com. You may also access our annual report and proxy statement on our website, www.sunesis.com, under the section titled “Investors and Media” and under the subsection “SEC Filings.”

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10007, tel. (877) 777-0800. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Any stockholders of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these materials per household in the future, please contact our Investor Relations Department at the contact information listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ANNUAL MEETING OF STOCKHOLDERS OF

SUNESIS PHARMACEUTICALS, INC.

June 5, 2007

Please vote, date and sign
below and return your proxy
card in the envelope provided
as soon as possible.

(Your vote must be received prior to the annual meeting on June 5, 2007)

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:
NOMINEES:

☐	FOR ALL NOMINEES	☐ Anthony B. Evnin, Ph.D. ☐ Steven D. Goldby ☐ Homer L. Pearce, Ph.D. ☐ James A. Wells, Ph.D.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

SUNESIS PHARMACEUTICALS, INC.

PROXY FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of SUNESIS PHARMACEUTICALS, INC., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 27, 2007, and hereby appoints Daniel N. Swisher, Jr. and Valerie L. Pierce, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2007 annual meeting of stockholders of Sunesis Pharmaceuticals, Inc. to be held on Tuesday, June 5, 2007 at 10:00 a.m., local time, at 341 Oyster Point Boulevard, South San Francisco, California and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matter set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy will be voted as directed, or if no contrary direction is indicated, will be voted FOR the election of all director nominees and as said proxies deem advisable on such other matters as may properly come before the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE
AND RETURN
PROMPTLY IN THE ENCLOSED ENVELOPE
(Your vote must be returned prior to the annual meeting on June 5, 2007)